Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Extreme Networks, Inc.:

We consent to the use of our report dated August 29, 2019 with respect to the consolidated balance sheets of Extreme Networks, Inc. and subsidiaries as of June 30, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2019, and related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting incorporated by reference herein.

/s/ KPMG LLP

Raleigh, North Carolina

December 16, 2019